                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


[X]  Filed by the Registrant
[ ]  Filed by a Party other than the Registrant

Check the appropriate box:

     [ ] Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           ---------------------------

                        CENTENNIAL HEALTHCARE CORPORATION
                (Name of Registrant as Specified In Its Charter)

                     --------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies:
         (2) Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4) Proposed maximum aggregate value of transaction:
         (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials:
     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:
         (2)  Form, Schedule or Registration Statement No.:
         (3)  Filing Party:
         (4)  Date Filed:

                        CENTENNIAL HEALTHCARE CORPORATION
                     400 PERIMETER CENTER TERRACE, SUITE 650
                             ATLANTA, GEORGIA 30346




                                 April 23, 1998



Dear Shareholder:

         You are cordially invited to attend the first Annual Meeting of Shareholders of Centennial HealthCare Corporation (the "Company") to be held on Thursday, May 21, 1998 at The South Terraces Conference Center Classroom, 115 Perimeter Center Place, Atlanta, Georgia 30346. The meeting will begin promptly at 10:00 a.m., local time, and we hope that it will be possible for you to attend.

         The items of business to be addressed at the Annual Meeting are listed in the attached Notice of Annual Meeting of Shareholders and are more fully described in the Proxy Statement provided herewith. In addition to these matters, members of management will report on the Company's operations, followed by a period for questions and discussion.

         Management hopes that you will be able to attend the Annual Meeting. However, whether or not you plan to attend the Annual Meeting, please date, sign, and return your proxy card in the enclosed envelope as soon as possible to assure that your shares will be represented and voted at the Annual Meeting. If you do attend the Annual Meeting, you may vote your shares in person even though you have previously signed and returned your proxy card.

         On behalf of your Board of Directors, thank you for your continued support and interest in Centennial HealthCare Corporation.

                                                      Sincerely,


                                                      /s/ J. Stephen Eaton

                                                      J. Stephen Eaton
                                                      Chairman, President and
                                                      Chief Executive Officer

                                     [LOGO]



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                      TO BE HELD ON THURSDAY, MAY 21, 1998

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Centennial HealthCare Corporation (the "Company") will be held at The South Terraces Conference Center Classroom, 115 Perimeter Center Place, Atlanta, Georgia 30346 on Thursday, May 21, 1998 at 10:00 a.m., local time, for the following purposes as more fully described in the Proxy Statement provided herewith:

         (i) To elect two directors to serve until the 2001 Annual Meeting of Shareholders;

         (ii) To consider and act upon a proposal to amend the Company's 1997 Stock Plan to increase the number of shares of Common Stock authorized to be issued pursuant to grants under the 1997 Stock Plan from 482,790 shares to 800,000 shares.

         (iii) To ratify the appointment of Coopers & Lybrand, L.L.P. as independent auditors; and

         (iv) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only the holders of record of Common Stock of the Company at the close of business on April 3, 1998 are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof. A list of Shareholders as of the close of business on April 3, 1998, will be available at the Annual Meeting of Shareholders for examination by any Shareholder, his agent, or his attorney.

                                   By Order of the Board of Directors,

                                   /s/ Alan C. Dahl

                                   Alan C. Dahl
                                   Executive Vice President, Chief
                                   Financial Officer and Treasurer

Atlanta, Georgia
April 23, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                        CENTENNIAL HEALTHCARE CORPORATION
                     400 PERIMETER CENTER TERRACE, SUITE 650
                             ATLANTA, GEORGIA 30346


                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON THURSDAY, MAY 21, 1998

        The 1998 Annual Meeting of Shareholders (the "Annual Meeting") of Centennial HealthCare Corporation (the "Company") will be held on Thursday, May 21, 1998, for the purposes set forth in the Notice of Annual Meeting of Shareholders attached hereto and as described herein. The enclosed form of proxy is solicited by the Board of Directors of the Company (the "Board" or "Board of Directors") and the cost of the solicitation will be borne by the Company. When a proxy is properly executed and returned, the shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), represented thereby will be voted as directed at the Annual Meeting or any adjournment thereof or, if no direction is indicated, such shares of Common Stock will be voted in favor of the proposals set forth in the Notice of Annual Meeting of Shareholders attached hereto (collectively, the "Proposals") and any other matter that may properly come before the Annual Meeting. Any Shareholder giving a proxy has the power to revoke it at any time before it is voted. All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later-dated proxy to the Company or by voting in person at the Annual Meeting.

         Only holders of Common Stock of record as of the close of business on April 3, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the Record Date, the Company had outstanding 11,877,645 shares of Common Stock. Holders of Common Stock of record as of the close of business on the Record Date are entitled to cast one vote for each share of Common Stock held. No cumulative voting rights are authorized and dissenters' rights for Shareholders are not applicable to the matters being proposed. It is anticipated that this Proxy Statement and the accompanying proxy will first be mailed to holders of Common Stock of the Company on or about April 24, 1998.

         The presence in person or by proxy of holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote is required to elect directors. With respect to the other Proposals and any other matter that may properly come before the Annual Meeting, the approval of such Proposals or such other matter requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote thereon. The NASDAQ Stock Market National Market permits brokers who hold shares of Common Stock in street name for beneficial owners to exercise discretionary voting power with respect to the Proposals, including the election of directors, if voting instructions have not been received from the beneficial owners within ten (10) days before the Annual Meeting. Abstentions with respect to a Proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions have no effect on the outcome of any vote, including the election of directors.

                                   PROPOSAL 1:
                              ELECTION OF DIRECTORS

         The Company's Third Amended and Restated Articles of Incorporation (the "Articles") and Amended and Restated Bylaws (the "Bylaws") provide for the Board of Directors to determine the number of directors on the Board. There are currently six directors serving on the Board. The Articles divide the Board into three classes with the directors in each class serving a term of three years. The terms of J. Stephen Eaton and Andrew M. Paul, the Class I members, expire at the Annual Meeting. Messrs. Eaton and Paul have been nominated by the Board to stand for re-election as directors at the Annual Meeting to serve until the 2001 Annual Shareholders' Meeting or until their successors are duly elected and qualified.

         Except as otherwise provided herein, the proxy solicited hereby cannot be voted for the election of a person to fill a directorship for which no nominee is named in this Proxy Statement. The Board has no reason to believe that either director nominee will be unavailable to serve as a director, if elected. However, if at the time of the Annual Meeting any nominee should be unable to serve or, for good cause, will not serve, the persons named proxies will vote as recommended by the Board to elect a substitute nominee recommended by the Board. In no event, however, will a proxy be voted to elect more than two directors.

         Set forth below is information concerning the incumbent directors and the nominees for reelection to the Board to serve until the 2001 Annual Meeting of Shareholders or until their successors are duly elected and qualified. Such information includes for the nominees, and for each of the incumbent directors, certain biographical information, a brief description of each such individual's principal occupation and business experience during the past five years, and directorships of companies (other than the Company) presently held, which information has been provided by the respective individuals.

NOMINEES FOR ELECTION -- CURRENT TERM EXPIRING 1998

         J. STEPHEN EATON (age 46) is Chairman of the Board of the Company and has served as its President and Chief Executive Officer since founding the Company in 1989. From 1982 to 1988, Mr. Eaton served in various executive positions (including Vice President in 1988) at Consolidated Resources Corporation of America and its successors ("CRCA"). When the Company acquired CRCA in 1990, CRCA served as the general partner of private and public limited partnerships that owned in excess of 31 long-term care and assisted living facilities. Mr. Eaton also serves as a director of Saint Joseph's Mercy Care Corporation, a non-profit corporation based in Atlanta, Georgia which provides mobile health services to the homeless and other underserved populations, and of Saint Joseph's Health System, a major tertiary care hospital and health system in Atlanta, Georgia.

         ANDREW M. PAUL (age 42) has served as a Director of the Company since January 1996. Mr. Paul serves as a general partner of the sole general partner of Welsh, Carson, Anderson & Stowe, VI, L.P. ("WCAS VI"), a private equity investment fund. Prior to joining WCAS VI in 1984, Mr. Paul was an associate in Hambrecht & Quist's venture capital group. From 1978 to 1981, he was a systems engineer and later a marketing representative for International Business Machines Corporation. Mr. Paul serves as a director of Housecall Medical Resources, Inc., Lincare Holdings, Inc. and MedCath, Inc.

         THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR J. STEPHEN EATON AND ANDREW
M. PAUL TO HOLD OFFICE UNTIL THE 2001 ANNUAL MEETING OF SHAREHOLDERS OR UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

INCUMBENT DIRECTORS -- TERM EXPIRING 1999

         JAMES B. HOOVER (age 43) has served as a Director of the Company since January 1996. Mr. Hoover has served as a general partner of the sole general partner of WCAS VI since 1992. From 1984 to 1992, Mr. Hoover served as a general partner of Robertson, Stephens & Co. ("RS&Co."), an investment banking firm specializing in the financing of emerging growth companies, with particular emphasis in the health care industry. Prior to joining RS&Co., Mr. Hoover was vice president of the Investment Management Group of Citibank, N.A., from 1977 to 1984. Mr. Hoover serves as a director for Housecall Medical Resources, Inc. and U.S. Physical Therapy, publicly traded companies, as well as five private companies. Additionally, Mr. Hoover is a member of the Special Projects Committee of Memorial Sloan-Kettering Cancer Center which raises funds and evaluates funding proposals from physicians interested in pursuing cancer research projects.

         BERTIL D. NORDIN (age 63) has served as a Director of the Company since March 1997. Mr. Nordin is currently an investor and advisor. From 1990 to 1994, Mr. Nordin served as chairman of the board of Digital Communications Associates, Inc. ("DCA"), a telecommunications company. Mr. Nordin was also president and chief executive officer of DCA from 1981 to 1990. Mr. Nordin serves as a director for TechForce Corporation, a public company, and the Atlanta Symphony Orchestra.

INCUMBENT DIRECTORS -- TERM EXPIRING 2000

         ALAN C. DAHL (age 37) has served as Executive Vice President, Chief Financial Officer, Treasurer and Director of the Company since January 1996. From February 1991 to December 1995, he served as senior vice president. Mr. Dahl has been involved in health care finance for the past 12 years. Mr. Dahl was previously senior vice president of Southmark Public Syndications, Inc., a subsidiary of Southmark Corporation. Mr. Dahl, a certified public accountant, also worked in the tax department at Arthur Young & Company.

         ROBERT A. ORTENZIO (age 39) has served as a Director of the Company since January 1996. Mr. Ortenzio has served as President and director of Select Medical Corporation, a private health care company based in Mechanicsburg, Pennsylvania, since 1996. From 1986 to 1996, Mr. Ortenzio was employed by Continental Medical Systems, Inc., a nationwide provider of rehabilitation services, as its president and chief executive officer. Mr. Ortenzio also serves as a director of American Oncology Resources, Inc. and Concentra Managed Care, Inc.

         With the exception of Messrs. Eaton and Dahl, none of the directors are, or have been, employed by any parent, subsidiary or other affiliate of the Company. There are no family relationships between any directors or executive officers.

MEETINGS OF THE BOARD OF DIRECTORS

         During 1997, the Board met 4 times (including regularly scheduled and special meetings). All of the directors attended at least 75% of all meetings of the Board and the committees on which they served in 1997.

COMMITTEES OF THE BOARD OF DIRECTORS

         AUDIT COMMITTEE. The Board of Directors has established an Audit Committee that consists of Messrs. Hoover and Ortenzio. Mr. Hoover is chairman and Mr. Eaton is an ex-officio, non-voting member of the Audit Committee. The Audit Committee is responsible for (a) recommending to the Board the firm to be employed as independent auditors of the Company, and (b) meeting with the Company's independent auditors at least annually to review (i) the scope of audit and non-audit assignments and related fees, (ii) accounting principles used by the company in financial reporting, and (iii) the adequacy of the Company's internal control procedures. During 1997, the Audit Committee held one meeting.

         COMPENSATION COMMITTEE. The Board of Directors has established a Compensation Committee that consists of Messrs. Eaton, Paul and Ortenzio. Mr. Paul is chairman of the Compensation Committee. The Compensation Committee is responsible for (a) reviewing, approving, recommending and reporting to the Chief Executive Officer and the Board of Directors matters regarding the compensation of the Company's executive officers and other key employees and compensation levels or plans affecting the compensation of the Company's other employees and (b) administering the Company's 1994 Stock Option Plan, 1996 Executive Stock Plan, 1996 Employee Stock Option Plan and 1997 Stock Plan (collectively, the "Stock Plans"). During 1997, the Compensation Committee held no meetings and acted by unanimous written consent in lieu of a meeting on one occasion.

         Nominations for directors are made by the Board of Directors. The Bylaws require an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors (the "Nomination Procedure"), as well as for other Shareholder proposals to be considered at annual Shareholders' meetings. Notice to the Company from a Shareholder who proposes to nominate a person at a meeting for election as a director generally must be given not less than 120 nor more than 150 days prior to the anniversary of the date that notice of the annual meeting of Shareholders was given in the preceding year and must contain: (i) the name and record address of the Shareholder who intends to make the nomination; (ii) the name, age and residence address of the nominee; (iii) the principal occupation or employment of the nominee; (iv) the class, series and number of shares held of record, beneficially and by proxy, by the Shareholder and the nominee as of the record date of such meeting (if such record date is publicly available) and as of the date of such notice; and (v) such other information relating to the nominee proposed by such Shareholder as is required to be included if the Company is then subject to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including the written consent of each nominee to be named in the proxy statement and to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the Nomination Procedure. Similar advance notice must be given of any other business which a Shareholder proposes to bring before an annual meeting of Shareholders. Such notice must contain (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the Shareholder proposing such business, (iii) the class, series and number of shares of the Company's stock which are held of record, beneficially and by proxy by the Shareholder as of the record date of such meeting (if such record date is publicly available) and as of the date of such notice, (iv) a description of all arrangements or understandings between the Shareholder and any other person or persons (naming such person or persons) in connection with the proposing of such business by the Shareholder, and (v) any material interest of the Shareholder in such business. The purpose of requiring advance notice is to afford the Board of Directors an opportunity to consider the qualifications of the proposed nominees or the merits of other Shareholder proposals and, to the extent deemed necessary or desirable by the Board of Directors, to inform Shareholders about those matters. Although the advance notice provisions do not give the Board of Directors any power to approve or disapprove Shareholder nominations or proposals for action by the Company, they may have the effect of precluding a contest for the election of directors or the consideration of Shareholder proposals if the procedures established by the Bylaws are not followed and the effect of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposals, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its Shareholders.

COMPENSATION OF DIRECTORS

         All members of the Board of Directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. Non-Employee Directors (as defined pursuant to Rule 16b-3 under the Exchange Act) receive $8,000 annually (paid in four quarterly installments) and $1,000 for each meeting of the Board or any committee of the Board (except for telephonic meetings and committee meetings held on the same day as a full Board meeting) for their services as Non-Employee Directors. Pursuant to the Company's 1997 Stock Plan, Non-Employee Directors receive automatic grants of options to purchase 10,345 shares of Common Stock upon their election to the Board and, beginning in 1998, Non-Employee Directors who are serving as such on July 1 of each year receive automatic grants of options to purchase 2,069 shares of Common Stock. Options issued to Non-Employee Directors under such Plan become exercisable on the first anniversary of the date of the grant. All options granted to Non-Employee Directors are non-qualified stock options and are exercisable for ten years from the date of each grant. The exercise price is equal to the average closing bid price for the 20 trading days before the date of the Company's annual meeting of shareholders preceding the grant date.

                                   PROPOSAL 2:
                        AMENDMENT TO THE 1997 STOCK PLAN

         The primary purpose of the 1997 Stock Plan (the "Plan"), which was previously approved by the Board of Directors and the Company's shareholders, is to advance the interests of the Company, its subsidiaries and its shareholders by affording certain officers and employees of the Company and its subsidiaries and Non-Employee Directors an opportunity to acquire or increase their proprietary interests in the Company. The Board has adopted and recommends that the Shareholders approve an amendment to the Plan to increase the number of shares of Common Stock which may be issued subject to options granted under the Plan from 482,790 shares to 800,000 shares, subject to certain anti-dilution provisions set forth in the Plan. All other provisions of the Plan will remain unchanged.

         The material features of the Plan are described below.

ADMINISTRATION

         Except for self-governing for grants of Non-Discretionary Options (as hereinafter defined) to Non-Employee Directors, the Plan is administered by the Compensation Committee. The Compensation Committee has the power to (i) grant Discretionary Options (as hereinafter defined) in accordance with the Plan, (ii) determine those persons to whom options will be granted, subject to the provisions of the Plan, (iii) interpret the Plan, (iv) promulgate rules and regulations relating to the Plan, and (v) make all other determinations and take all other actions necessary or desirable for the administration of the Plan. Decisions of the Compensation Committee regarding the interpretation and administration of the Plan are binding upon all interested persons.

TERMS

         The Plan provides for automatic grants of options ("Non-Discretionary Options") to Non-Employee Directors and options to be granted to officers and employees at the discretion of the Compensation Committee ("Discretionary Options").

         Non-Discretionary Options to purchase 10,345 shares of Common Stock are made to each Non-Employee Director on the date such person is initially elected or appointed to the Board as a Non-Employee Director. As long as Common Stock is available for grants of Non-Discretionary Options, an annual grant of a Non-Discretionary Option to purchase 2,069 shares of Common Stock will be made on July 1 to each person who is a Non-Employee Director on such date. The exercise price of each Non-Discretionary Option shall be the average closing bid price on the Nasdaq National Market (or other exchange) for the Common Stock for the twenty (20) trading days immediately preceding the date of the annual meeting preceding such July 1. All Non-Discretionary Options granted under the Plan vest and become exercisable on the first anniversary of the grant date and expire and cease to be exercisable after the expiration of ten (10) years from such grant date.

         Under the Plan, the Compensation Committee may grant Discretionary Options intended to qualify as incentive stock options ("ISOs") under the Internal Revenue Code (as defined below) or options that do not qualify as ISOs ("NSOs"). ISOs involve certain tax implications under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The Compensation Committee establishes the exercise period for each Discretionary Option; provided, however, that the exercise period for Discretionary Options intended to be ISOs may not exceed ten years.

         The Plan provides that the exercise price for each share of Common Stock subject to an ISO shall be no less than the fair market value of a share of Common Stock on the date the ISO is granted or, if the ISO is granted to a key employee who is a ten percent shareholder of Common Stock, the exercise price for each share of Common Stock subject to such ISO shall be no less than one hundred and ten percent (110%) of the fair market value of a share of Common Stock on the date the ISO is granted. In addition, the exercise price for each share of Common Stock subject to a NSO shall be no less than the fair market value of a share of Common Stock on the date the NSO is granted.

         An option granted under the Plan is not transferable other than by will or by the laws of descent and distribution.

TERMINATION AND AMENDMENT

         The Plan may be terminated or amended at any time and from time to time by the Board. The Board may not, however, amend the Plan without the approval or ratification of the Shareholders of the Company if such amendment would (i) increase the total number of shares of Common Stock issuable pursuant to ISOs under the Plan or materially increase the number of shares of Common Stock subject to the Plan, (ii) change the class of employees eligible to receive ISOs that may participate in the Plan or materially change the class of persons that may participate in the Plan, or (iii) otherwise materially increase the benefits accruing to participants in the Plan.

ELIGIBILITY

         The class of persons eligible to participate in the Plan consists of all Non-Employee Directors and all persons whose participation in the Plan the Compensation Committee determines to be in the best interests of the Company, including, without limitation, all officers and employees of the Company or any subsidiary, as well as key consultants and advisors to the Company or any subsidiary; provided, however, that Non-Employee Directors are only eligible to receive Non-Discretionary Options. At April 3, 1998, subject to shareholder approval of the amendment to the Plan, 75 individuals held or will hold options to purchase 524,594 shares of Common Stock under the Plan.

STOCK SUBJECT TO THE PLAN

         As of December 31, 1997, an aggregate of 482,790 shares of Common Stock was reserved for issuance upon exercise of options previously granted under the Plan and an aggregate of 437,196 shares of Common Stock remained available for the grant of future options to purchase such shares under the Plan. Of the 437,196 shares of Common Stock available for the grant of options, up to 93,100 shares were reserved for issuance pursuant to the exercise of Non-Discretionary Options and up to 344,096 shares were reserved for issuance pursuant to the exercise of Discretionary Options. If the amendment is approved, 93,100 shares of Common Stock will be available for the future grant of Non-Discretionary Options under the Plan and 182,306 shares of Common Stock will be available for the future grant of Discretionary Options under the Plan (exclusive of the grants for 524,594 shares described above).

FEDERAL INCOME TAX CONSEQUENCES

         NSOs. An individual receiving a NSO under the Plan does not recognize taxable income on the date of grant of the option, assuming that the option does not have a readily ascertainable fair market value at the time it is granted. However, the individual must generally recognize ordinary income at the time of exercise of the NSO in the amount of the difference between the option exercise price and the fair market value of the stock on the date of exercise. The amount of ordinary income recognized by an individual is deductible by the Company in the year that the income is recognized by the individual. Upon subsequent disposition, any further gain or loss is taxable either as a short-term or long-term capital gain or loss, depending upon the length of time that the shares of stock are held.

         ISOs. An individual who is granted an ISO under the Plan does not recognize taxable income either on the date of grant or on the date of its timely exercise. However, the excess of the fair market value of the stock received upon the exercise of the ISO over the option exercise price is includable in such individual's alternative minimum taxable income and may be subject to the alternative minimum tax ("AMT"). For AMT purposes only, the basis of stock acquired by the exercise of an ISO is increased by the amount of such excess.

         Upon the disposition of the stock acquired upon exercise of an ISO, long-term capital gain or loss will be recognized in an amount equal to the difference between the sales price and the option exercise price (except that for AMT purposes, the gain or loss would be the difference between the sales price and the individual's basis increased as described in the preceding paragraph), provided that such individual has not disposed of the stock within the later of two years after the date of grant or one year from the date of exercise. If an individual disposes of the stock without satisfying the holding period requirements (a "Disqualifying Disposition"), the individual will generally recognize ordinary income at the time of such Disqualifying Disposition to the extent of the lesser of (i) the difference between the exercise price and the fair market value of the stock on the date the ISO is exercised or (ii) the difference between the exercise price and the amount realized on such Disqualifying Disposition. Any remaining gain or any net loss is treated as a short-term or long-term gain or loss, depending upon the length of time that the stock is held. Unlike the case in which a NSO is exercised, the Company is not entitled to a tax deduction upon either the timely exercise of an ISO or upon disposition of the stock acquired pursuant to such exercise, except to the extent that the individual recognizes ordinary income in a Disqualifying Disposition.

         THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT TO THE 1997 STOCK PLAN.


                                   PROPOSAL 3:
          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         Coopers & Lybrand, L.L.P. has audited the accounts of the Company and its subsidiaries for fiscal year 1997 and has been appointed by the Audit Committee to continue in that capacity for the Company's fiscal year ending December 31, 1998, subject to ratification by the Shareholders at the Annual Meeting. Should this firm be unable to perform the requested services for any reason or not be ratified by the Shareholders, the Audit Committee will appoint other independent auditors to serve for the remainder of the year. A representative of Coopers & Lybrand, L.L.P. will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

         THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND, L.L.P. AS THE COMPANY'S INDEPENDENT AUDITORS.

                      COMMON STOCK OWNERSHIP BY MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

           The following table sets forth the beneficial ownership of shares of Common Stock as of April 3, 1998 for (i) directors of the Company, (ii) the Chief Executive Officer and each of the four most highly compensated executive officers of the Company (collectively the "Named Executive Officers"), (iii) the directors and executive officers of the Company as a group and (iv) each person who is a Shareholder of the Company holding more than a five percent interest in the Company.


                                                   NUMBER OF SHARES OF          PERCENT OF COMMON
                                                      COMMON STOCK              STOCK BENEFICIALLY
NAME OF BENEFICIAL OWNER                         BENEFICIALLY OWNED (1)               OWNED
------------------------                         ----------------------               -----
 Welsh, Carson, Anderson & Stowe VI, L.P.               2,520,193(2)                  21.2%

 WCAS Capital Partners II, L.P.                           246,896(3)                   2.1

 WCAS Healthcare Partners L.P.                             81,384(4)                    *

 J. Stephen Eaton                                       1,191,525(5)                  10.0

 Putnam Investments, Inc.                                 843,600(6)                   7.1

Provident Investment Counsel, Inc.                           815,147(7)             6.9

South Atlantic Venture Fund II, Limited Partnership          798,963(8)             6.7

South Atlantic Venture Fund III, Limited Partnership         206,214(9)             1.7

Randall J. Bufford                                           180,543(10)            1.5

Laurence W. Lepley, Jr.                                      107,673(11)             *

Alan C. Dahl                                                  86,794(12)             *

Kent C. Fosha, Sr.                                            64,556(13)             *

Horizon Investment Associates II                              39,719(14)             *

James B. Hoover                                               13,464(15)             *

Andrew M. Paul                                                24,707(16)             *

Robert A. Ortenzio                                             1,299(17)             *

Bertil D. Nordin                                              10,345(18)             *

All directors and executive officers as a group            1,737,771               14.4
(14 persons)


----------------------------

   *     Less than 1.0%.
 (1) Based on an aggregate of 11,877,645 shares of Common Stock issued and outstanding as of April 3, 1998. Includes shares of Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days. Each person named above has sole voting and dispositive power with respect to all shares listed opposite such person's name, except as otherwise noted.
 (2) The shareholder's address is 320 Park Avenue, Suite 2500, New York, New York 10022-6815. Information obtained from Form 4 filed with the Securities and Exchange Commission ("SEC") for February, 1998.
 (3) The shareholder's address is 320 Park Avenue, Suite 2500, New York, New York 10022-6815. Information obtained from Form 4 filed with the SEC for February, 1998.
 (4) The shareholder's address is 320 Park Avenue, Suite 2500, New York, New York 10022-6815. Information obtained from Schedule 13G filed on February 13, 1998 by WCAS VI, for itself and WCAS Capital and WCAS Healthcare.
 (5) Includes 76,154 shares purchasable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days. Does not include options to acquire 73,279 shares that are not exercisable within 60 days. The shareholder's address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.
 (6) With respect to 206,600 shares, shareholder's wholly-owned subsidiary Putnam Advisory Company, Inc. ("Advisory") has shared voting power over these shares held by institutional clients. Putnam Investment Management, Inc. ("Investment") and Advisory hold 637,386 shares for which each fund's trustees have voting power. With respect to 626,300 shares, shareholder shares investment control with Investment. With respect to 217,300 shares, shareholder shares investment control with Advisory. This information obtained from Schedule 13G filed on January 21, 1998 by Putnam Investments, Inc. for itself and Marsh & McLennan Companies, Inc.; Putnam Investment Management, Inc.; and Putnam Advisory Company, Inc. The shareholder's address is One Post Office Square, Boston, Massachusetts 02109.

 (7) With respect to 765,847 shares, the shareholder has sole voting power. With respect to 815,147 shares, the shareholder has sole investment control. With respect to 49,300 shares, the shareholder has no voting control. This information obtained from Schedule 13G filed on February 10, 1998 by the shareholder. The shareholder's address is 300 North Lake Avenue, Pasadena, California 91101-4022.
 (8) The shareholder's address is 614 West Bay Street, Suite 200, Tampa, Florida 33606-2704.
 (9) The shareholder's address is 614 West Bay Street, Suite 200, Tampa, Florida 33606-2704.
 (10) Includes 55,052 shares purchasable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days and 59,615 shares which are pledged to the Company to secure repayment of a promissory note in the amount of $528,480. Does not include options to acquire 23,657 shares that are not exercisable within 60 days. The shareholder's address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.
 (11) Includes shares 7,659 purchasable upon exercise of stock options that are currently exercisable. Does not include options to acquire 2,685 shares that are not exercisable within 60 days. The shareholder's address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346. Information obtained from Form 4 filed with the SEC for September, 1997.
 (12) Includes 27,302 shares purchasable upon the exercise of stock options that are currently exercisable or will become exercisable within 60 days and 2,000 shares beneficially owned by Mr. Dahl's sons. Mr. Dahl disclaims beneficial ownership of these shares. Does not include options to acquire 28,256 shares that are not exercisable within 60 days. The shareholder's address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346. Information obtained from Form 4 filed with the SEC for December, 1997.
 (13) Includes 38,797 shares purchasable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days. Does not include options to acquire 28,256 shares that are not exercisable within 60 days. The shareholder's address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.
 (14) The shareholder's address is 4718 Old Gettysburg Road, Mechanicsburg, Pennsylvania 17055.
 (15) Includes 13,464 shares held by Mr. Hoover or by the James Hoover IRA. Does not include 2,848,473 shares held by WCAS VI, WCAS Capital or WCAS Healthcare, of which Mr. Hoover serves as a general partner of the general partner or is an affiliate. Mr. Hoover disclaims beneficial ownership of these shares. The shareholder's address is 320 Park Avenue, Suite 2500, New York, New York 10022-6815. Information obtained from Form 4 filed with the SEC for February, 1998.
 (16) Includes 24,707 shares owned directly. Does not include 2,848,473 shares held by WCAS VI, WCAS Capital, or WCAS Healthcare, of which entities Mr. Paul serves as a general partner of the general partner or is an affiliate. Mr. Paul disclaims beneficial ownership of these shares. The shareholder's address is 320 Park Avenue, Suite 2500, New York, New York 10022-6815. Information obtained from Form 4 filed with the SEC for March, 1998.
 (17) Does not include 39,719 shares held by Horizon Investment Associates II, of which Mr. Ortenzio's father is an affiliate; 3,551 shares acquired pursuant to a distribution by WCAS VI to its limited partners, in one of which Mr. Ortenzio holds a remainderman interest in a life estate of which his father is the life tenant; or 77 shares acquired pursuant to a distribution by WCAS Capital to Camp Hill Associates, L.P., a limited partner of WCAS Capital, in which Mr. Ortenzio has a 10% ownership interest. Mr. Ortenzio disclaims beneficial ownership of all such shares. Information obtained from Form 4 filed with the SEC for February 1998. The shareholder's address is 4718 Old Gettysburg Road, Mechanicsburg, Pennsylvania 17055.
 (18) Includes options to acquire 10,345 shares that are currently exercisable. Does not include 206,214 shares held by South Atlantic Venture Fund III, Limited Partnership ("South Atlantic") of which Mr. Nordin is a special limited partner. Mr. Nordin disclaims beneficial ownership of the shares owned by South Atlantic. The shareholder's address is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

         The following table sets forth certain information concerning the compensation paid to the Company's Chief Executive Officer and each of the Named Executive Officers whose salary and bonus compensation for the year ended December 31, 1997 exceeded $100,000.




                                                         ANNUAL COMPENSATION                             LONG-TERM COMPENSATION
                                         --------------------------------------------------------      ---------------------------

                                                                                       OTHER           SECURITIES
              NAME AND                                                                 ANNUAL          UNDERLYING     ALL OTHER
         PRINCIPAL POSITION              YEAR      SALARY($)(1)   BONUS($)(2)     COMPENSATION($)      OPTIONS(#)  COMPENSATION($)
         ------------------              ----      ------------   -----------     ---------------      ----------  ---------------

J. Stephen Eaton.....................    1997       $309,000      $   ----         $    6,931(4)           34,485      $  ----
  President and Chief                    1996        300,000        50,000            324,359(3)(4)       -------         ----
  Executive Officer                      1995        224,631          ----              5,331(4)          114,948         ----

Kent C. Fosha, Sr....................    1997        180,250          ----              3,059(4)           17,242         ----
  Executive Vice President               1996        175,000        25,000            163,041(3)(4)       -------         ----
                                         1995        136,853          ----              3,053(4)           38,316         ----

Randall J. Bufford(5)................    1997        257,500          ----              5,639(4)           10,345         ----
  Executive Vice President               1996        250,000          ----            100,000(6)           30,048(7)      ----
                                         1995        224,614        90,000               450(10)           38,316         ----

Alan C. Dahl.........................    1997        180,250          ----             10,118(4)           17,242         ----
  Executive Vice President and           1996        175,000        35,000            158,498(3)             ----         ----
  Chief Financial Officer                1995        132,475          ----              5,331(4)           38,316         ----


Laurence W. Lepley, Jr. (8)              1997        158,295       116,000              9,392(9)            4,028         ----
  President of Paragon                   1996        132,341        65,575              6,794(9)            6,316(7)      ----
  Rehabilitation, Inc.                   1995        122,115          ----              9,419(9)             ----         ----

------------------------
(1) Represents annual salary, including compensation deferred by the Named Executive Officers pursuant to the Company's 401(k) Plan.
(2) Represents annual bonuses earned by the Named Executive Officers for the period indicated.
(3) Represents the difference between the exercise price for stock options exercised and the fair market value of the shares received.
(4) Includes insurance for Messrs. Eaton, Fosha, Bufford and Dahl which provides for reimbursement for health and dental costs in excess of the amount payable under the Company's group health and dental plan.
(5) Mr. Bufford became an officer of the Company upon the completion of the Transitional Merger (as defined below) and resigned as an officer effective March 31, 1998.
(6)      Consists of a moving allowance in the amount of $100,000.

(7) These stock options were granted in replacement of options from Transitional Health Services, Inc.
(8)      Mr. Lepley remained as president of Paragon after the Transitional
         Merger.
(9) Includes $704, $794 and $677 as matching 401(k) contribution and an automobile allowance of $8,715, $6,000 and $8,715 for 1995, 1996 and 1997, respectively.
(10)     Includes for 1995 $450 as a matching 401(k) contribution.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding stock option grants for the year ended December 31, 1997 to the Chief Executive Officer and each of the Named Executive Officers. No stock appreciation rights were granted during such year.


                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                                                                                    ANNUAL RATES OF STOCK
                                                                                                     PRICE APPRECIATION
                                                       INDIVIDUAL GRANTS                             FOR OPTION TERM (1)
                                 ------------------------------------------------------------------------------------------
                                 NUMBER OF         PERCENT OF
                                 SECURITIES       TOTAL OPTIONS   EXERCISE
                                 UNDERLYING        GRANTED TO     OR BASE
                                  OPTIONS         EMPLOYEES IN   PRICE PER      EXPIRATION
                                  GRANTED          FISCAL 1997     SHARE            DATE            5% ($)        10% ($)
                                 ----------       ------------   ----------     ----------         --------       --------

J. Stephen Eaton.............     34,485             19.9%        $16.00           3/1/07          $346,999       $879,363

Kent C. Fosha, Sr............     17,242             10.0%        $16.00           3/1/07           173,494        439,669

Alan C. Dahl.................     17,242             10.0%        $16.00           3/1/07           173,494        439,669

Randall J. Bufford ..........     10,345              6.0%        $16.00           3/1/07           104,094        263,796

Laurence W. Lepley, Jr.......      4,028              2.3%        $16.00           3/1/07            40,531        102,714

-----------------------
(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Chief Executive Officer or the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE

           The following table sets forth certain information concerning option holdings for the fiscal year ended December 31, 1997, with respect to the Chief Executive and each of the Named Executive Officers of the Company. No options or stock appreciation rights ("SARs") were exercised during such year and no SARs were outstanding at the end of such year.

                                    SECURITIES UNDERLYING                     VALUE OF
                                          NUMBER OF                          UNEXERCISED
                                         UNEXERCISED                        IN-THE-MONEY
                                           OPTIONS                             OPTIONS
                                        AT FY-END (#)                     AT FY-END ($) (1)
                                        -------------                     -----------------

NAME                              EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
----                              -----------      -------------      -----------      -------------
J. Stephen Eaton                       76,154             73,279         $641,417           $593,703

Kent C. Fosha, Sr.                     38,797             28,256          398,257            223,747

Alan C. Dahl                           27,302             28,256          226,752            223,747

Randall J. Bufford                     55,052             23,657          632,213            192,704

Laurence W. Lepley, Jr.                 7,659              2,685           97,552             18,124

---------------------

(1) BASED ON A CLOSING PRICE OF $22.75 PER SHARE OF COMMON STOCK ON DECEMBER 31, 1997.


EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

       On December 31, 1995, the Company entered into employment agreements with Messrs. Eaton, Dahl, Fosha and Bufford (the "Employment Agreements"). The Employment Agreements provide for a base salary, an annual bonus, and an amount for fees incurred for legal, accounting or other professional advice. The base salaries for Messrs. Eaton, Dahl, Fosha and Bufford total $300,000, $175,000, $175,000 and $250,000, respectively. These base salaries are reviewed at least once annually on May 1 by the Compensation Committee of the Board of Directors to determine whatever increase may be merited, with the minimum annual increase equal to the increase in the Consumer Price Index as published by the U.S. Department of Labor, Bureau of Statistics, for the period since the last annual review ("Consumer Price Index"). In addition, each of these employees is eligible to participate in the 1996 Executive Stock Plan, management incentive programs, retirement, welfare and other benefit plans or programs of the Company, including, at the Company's sole expense, health, dental and hospitalization insurance coverage. Unless earlier terminated as provided therein, the Employment Agreements continue until December 31, 1998 (or 1999 for Mr. Eaton), and extend automatically each day for an additional day so that the remaining term continues to be two years for Mr. Eaton and one year for Messrs. Dahl, Fosha and Bufford. Mr. Bufford resigned from the Company effective March 31, 1998 and his Employment Agreement was terminated.

       The Company can terminate such agreements upon the death or disability of an employee or for cause as defined therein. Each employee may terminate his employment for any reason within a 90-day period beginning on the 30th day after a Change in Control of the Company (as defined below) or within a 90-day period beginning on the one-year anniversary of a Change in Control. If the Company terminates an Employment Agreement, or if an employee terminates his employment for Good Reason (as defined below) upon a Change in Control, then the Company must pay the employee (or, in the case of death, the employee's estate) for 12 consecutive months thereafter (24 months in the case of Mr. Eaton) the greater of one-twelfth of his salary at the rate in effect on his termination date or at the highest rate in effect at any time during the

90-day period prior to a Change in Control, as well as all amounts of his base salary that are deferred under the Company's qualified and non-qualified employee benefit plans or any other agreement or arrangement. In addition, the restrictions on the employee's outstanding incentive awards, including stock options, would lapse and such incentive awards would immediately vest. Under each of the Employment Agreements, the employee agrees to maintain the confidentiality of the Company's trade secrets and agrees, for a period of one year following termination, not to compete with or solicit employees or customers of the Company. For the purposes of the Employment Agreements, Good Reason includes an occurrence after a Change in Control such as an adverse change in the employee's status, title, position or responsibilities; reduction in base salary or other compensation or benefits; or a material breach of the terms of the Employment Agreements. A Change of Control includes an acquisition of the Company's voting securities of 40% or more; a merger, consolidation or reorganization involving the Company unless at least two-thirds of the combined voting power of the corporation resulting from such merger, consolidation or reorganization is owned in substantially the same proportion as before such merger, consolidation or reorganization and the persons serving as directors before such merger, consolidation or reorganization constitute at least two-thirds of the directors of the surviving corporation; a complete liquidation or dissolution of the Company; or an agreement for the sale or disposition of all or substantially all of the Company's assets.

       Effective January 1, 1998, Paragon Rehabilitation, Inc., a subsidiary of the Company ("Paragon"), entered into an Amended and Restated Employment Agreement with Laurence W. Lepley, Jr., who serves as president of Paragon (the "Lepley Agreement"). The Lepley Agreement provides for an annual base salary of $184,000 reviewable annually on January 1 and subject to annual increases (as described above with respect to the Employment Agreements) and annual bonus. The Lepley Agreement allows participation in the Company's stock option plans and provides health, dental and short and long-term disability insurance and an automobile allowance. The initial term ends on December 31, 2000, but beginning on the second anniversary of the effective date extends automatically each day for an additional day so that the remaining term continues to be two years.

       Paragon may terminate the Lepley Agreement upon the death or disability of Mr. Lepley or for cause as defined therein, or after the vote of a majority of the Company's Board of Directors in favor of termination. Mr. Lepley may terminate his employment for Good Reason (as defined below) within a 90-day period beginning on the 30th day after a Change in Control of the Company (as defined above) or within a 90-day period beginning on the one-year anniversary of a Change in Control of the Company. If Paragon terminates the Lepley Agreement for reasons other than for cause, or if Mr. Lepley terminates his employment for Good Reason, then Paragon must pay Mr. Lepley (or, in the case of death, his estate) for 12 consecutive months thereafter one-twelfth of his salary at the rate in effect on his termination date. If the Lepley Agreement is terminated due to death or disability, or by Mr. Lepley for Good Reason, then the restrictions on any outstanding incentive awards, including stock options, would lapse and such incentive awards would immediately vest. Mr. Lepley agrees to maintain the confidentiality of Paragon's trade secrets and agrees, for a period of one year following termination, not to compete with or solicit employees or customers of Paragon. For the purposes of the Lepley Agreement, Good Reason includes an occurrence after a Change in Control such as an adverse change in the employee's status, title, position or responsibilities; reduction in base salary or other compensation or benefits; or a material breach of the terms of the Lepley Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation Committee are Messrs. Eaton, Paul and Ortenzio. Neither Mr. Paul or Mr. Ortenzio is or has been an officer or employee of the Company or any of its subsidiaries. Mr. Eaton is the Chairman of the Board, President and Chief Executive Officer of the Company.

         Transactions with Mr. Paul and Affiliates. Mr. Paul, an affiliate of WCAS VI, WCAS Capital Partners II, L.P. ("WCAS Capital") and WCAS Healthcare Partners, L.P. ("WCAS Healthcare"), is a director of the Company and the chairman of the Compensation Committee.

       In January 1996, pursuant to the merger between the Company and Transitional Health Services, Inc. ("Transitional"), effective December 31, 1995 (the "Transitional Merger"), Mr. Paul, WCAS VI, WCAS Capital and WCAS Healthcare received 7,729, 2,875,351, 406,562 and 67,629 shares of the Company's Special Voting Common Stock (reflecting the settlement agreement as described below), respectively, and Mr. Paul, WCAS VI and WCAS Healthcare also received 318, 115,810 and 2,780 shares of the Company's Series C Preferred Stock, respectively, in exchange for shares of Transitional's common and preferred stock. The Special Voting Common Stock was converted into 2,315,507 shares of Common Stock and the Series C Preferred Stock was converted into 1,052,770 shares of Common Stock upon the closing of the Company's initial public offering of shares of its Common Stock (the "Offering"). Mr. Paul sold 1,241 shares of Common Stock received upon the conversion of the Series C Preferred Stock to the Company pursuant to the Stock Repurchase Agreement (as defined below).

       Effective January 31, 1997, Mr. Paul, WCAS VI and WCAS Healthcare acquired 225, 82,308 and 1,975 shares of Common Stock, respectively, from Mr. Eaton and Mr. Fosha for an aggregate purchase price of $1,029,240, or $12.18 per share. Effective January 31, 1997, Mr. Paul, WCAS VI and WCAS Healthcare acquired 114, 41,338 and 993 shares of the Company's Series D Preferred Stock, respectively, from the Company for an aggregate purchase price of $4,244,500, or $100 per share. WCAS Capital acquired 44,250 shares of the Company's Series E Redeemable Preferred Stock and 56,491 shares of Common Stock effective January 31, 1997, for an aggregate purchase price of $4,425,000, or $100 per unit. See "Certain Transactions." The Series D Preferred Stock was converted into 348,503 shares of Common Stock and the Series E Redeemable Preferred Stock was redeemed upon the closing of the Offering, and accrued but unpaid dividends thereon were paid upon redemption.

       The Company believes, based on available information regarding the Company and its financial condition and prospects and sales of the Company's securities at the time of the above transactions, that all of the shares sold to Mr. Paul and his affiliates were sold at prices equal to the fair market value per share of the stock on the date of the respective sales.

       In addition, WCAS Capital held approximately 96.2% of two subordinated promissory notes accruing interest at 10.8% and 11.7% per annum, respectively (the "Subordinated Debt"), that were repaid with a portion of the proceeds of the Offering ($25.3 million).

       Transactions with Mr. Ortenzio and Affiliates. In January 1996, pursuant to the Transitional Merger, Mr. Ortenzio received 1,884 shares of Special Voting Common Stock and Horizon Investment Associates II ("Horizon"), an affiliate of Mr. Ortenzio's father, received 39,562 shares of Special Voting Common Stock and 1,588 shares of Series C Preferred Stock. The Series C Preferred Stock was converted into 13,910 shares of Common Stock upon the closing of the Offering, and Horizon sold 6,131 shares of Common Stock received upon such conversion to the Company pursuant to the Stock Repurchase Agreement.

       Effective January 31, 1997, Horizon acquired 567 shares of Series D Preferred Stock from the Company for an aggregate purchase price of $56,700, or $100 per share. See "Certain Transactions." These shares of Series D Preferred Stock were converted into 4,655 shares of Common Stock upon the closing of the Offering.

       The Company believes, based on available information regarding the Company and its financial condition and prospects and sales of the Company's securities at the time of the above transaction, that all of the shares sold to Mr. Ortenzio and his affiliates were sold at prices equal to the fair market value per share of the stock on the date of the sale.

         Transactions with Mr. Eaton and Affiliates. Transactions involving Mr. Eaton and his affiliates are described in the following section entitled "Certain Transactions."


                              CERTAIN TRANSACTIONS

       On January 30, 1997, the Company sold to a company controlled by Mr. Eaton, the stock of certain indirect subsidiaries of the Company, WelCare Consolidated Resources Corporation of America, WelCare Service Corporation-II, WelCare Service Corporation-IV, WelCare Service Corporation-V and WelCare Service Corporation-VI (collectively, the "GP Corporations"). The GP Corporations serve as corporate general partners of certain public and private limited partnerships which own certain facilities managed by the Company. The accounting rules that govern the Company had required it to include in its financial statements certain profits and losses in its consolidated financial statements for future periods. The Eaton controlled company purchased the GP Corporations for nominal consideration and the Board of Directors believes it is highly unlikely that Mr. Eaton or such company will realize any profit from owning the GP Corporations.

       Mr. Eaton owns 100% of the common stock of Centennial Employee Management Corporation ("CEMC"). The Company leases its facility-based employees at cost from CEMC on a pass through basis. CEMC was set up to take advantage of reduced workers' compensation and group health insurance rates and passes on these insurance costs savings to the Company. Mr. Eaton receives no economic benefit from his ownership of this entity.

       Mr. Eaton owns 70% of the issued and outstanding stock of WelCare Management Services, Inc. ("Services"). Services owned The Health and Rehabilitation Centre at Dolphins View ("Dolphins View"), which was managed by the Company. Services exercised its right of first refusal and purchased the property from an unaffiliated owner in 1994. Dolphins View paid the Company approximately $145,000 as management fees in 1997. The Company acquired Dolphins View from Services effective December 1, 1997 for approximately $3.3 million as the purchase price. After payment of the underlying mortgage debt and repayment of advances and accrued interest owed to the Company, Mr. Eaton and the other shareholders at Services did not receive any of the proceeds from the sale of Dolphins View to the Company.

         Ashton Woods Rehabilitation Center ("AWRC"), which is leased by the Company, is owned by Ashton Woods Limited Partnership. Mr. Dahl owns all of the outstanding stock of the corporate general partner of this partnership. Mr. Dahl receives no economic benefit from his ownership of this entity. Mr. Dahl is Executive Vice President, Chief Financial Officer, Treasurer and a director of the Company.

       A portion of the Subordinated Debt, which was repaid with a portion of the proceeds of the Offering, was held by WCAS Capital. Messrs. Paul and Hoover, directors of the Company, serve as general partners of the sole general partner of WCAS Capital.

       WCAS VI, WCAS Healthcare, Mr. Hoover (individually and through his IRA) and Mr. Paul held shares of Series D Preferred Stock which were automatically converted into shares of Common Stock upon the closing of the Offering. These parties acquired their shares of Series D Preferred Stock effective January 31, 1997, for $100 per share.

         WCAS VI, WCAS Healthcare, WCAS Capital, Mr. Paul and Mr. Hoover were parties to a Stock Repurchase Agreement, which provided that the Company would acquire, to the extent net proceeds were received from the sale of Common Stock pursuant to the exercise of the underwriters' over-allotment option in the Offering, shares of Common Stock received upon the conversion of the Series C Preferred Stock into Common Stock, at $16.00 a share pro rata from the former holders of the Series C Preferred Stock (including WCAS VI, WCAS Capital, WCAS Healthcare, Mr. Paul and Mr. Hoover) (the "Stock Repurchase Agreement"). Messrs. Paul and Hoover sold 1,241 and 1,552 shares, respectively, under the Stock Repurchase Agreement.

       WCAS VI held 44,250 shares of Series E Redeemable Preferred Stock, which was redeemed with a portion of the proceeds of the Offering. WCAS VI acquired the Series E Redeemable Preferred Stock effective January 31, 1997, for $100 a unit (which unit included one share of Series E Redeemable Preferred Stock and 1.27665 shares of Common Stock) and received $4,425,000 for the Series E Redeemable Preferred Stock upon the closing of the Offering, exclusive of dividends accrued at 10% from January 31, 1997 to the date of the closing of the Offering, which were paid from operating cash flow. Messrs. Paul and Hoover are general partners of the sole general partner of WCAS VI.

       In connection with the Transitional Merger, the holders of shares of Special Voting Common Stock received in the Transitional Merger (the "THS Holders") and the holders of Common Stock before the Transitional Merger (the "Centennial Holders") entered into an escrow agreement whereby shares representing a stock dividend of 11.11%, effective January 6, 1996, issued to all shareholders and option holders as a condition to the Transitional Merger were placed in escrow until the parties completed final due diligence and certain contingencies were settled. The shares were to be released to either the THS Holders or the Centennial Holders, as determined by agreement of Mr. Eaton as representative of the Centennial Holders (the "Centennial Agent") and Mr. Paul as representative of the THS Holders (the "THS Agent"), in order to adjust the proportionate ownership interest each group of holders received.

       In January 1997, the Centennial Agent and the THS Agent entered into a settlement agreement, which determined the distribution of the escrowed shares. Pursuant to the settlement agreement, the Centennial Holders received all of their shares of Common Stock held in escrow and approximately 70% of the shares of Special Voting Common Stock placed in escrow by the THS Holders. The THS Holders were allowed to substitute cash for their shares of Special Voting Common Stock at the then estimated fair market value of approximately $8.40 per share. As a result, $1.8 million (representing 218,396 shares at $8.40 per share) and 85,816 shares were transferred to the Centennial Holders. Under the settlement agreement, Mr. Eaton and Mr. Fosha received approximately $1.14 million and approximately $36,800 in cash, respectively, in lieu of their pro rata portions of shares of Special Voting Common Stock, and Mr. Dahl received 5,881 shares of Special Voting Common Stock. The remaining 122,115 shares of Special Voting Common Stock were released from escrow and returned to the THS Holders. WCAS VI, WCAS Capital, WCAS Healthcare and Messrs. Paul, Hoover and Bufford received their pro rata portion of 122,109 shares of Special Voting

Common Stock released from escrow pursuant to the settlement agreement. Each share of Special Voting Common Stock was converted into .6897 shares of Common Stock (reflecting the Reverse Split).

       Prior to consummation of the Transitional Merger, Mr. Bufford, Executive Vice President of the Company, borrowed $528,480 from Transitional to purchase 330,300 shares of Transitional's common stock pursuant to his exercise of a stock option, which shares were converted into 61,684 shares of Special Voting Common Stock upon the Transitional Merger. Pursuant to a Promissory Note for $528,480 dated December 31, 1995, the original principal amount and accrued but unpaid interest must be repaid on or before December 31, 2005. During 1997 and at March 31, 1998, the full principal amount was outstanding and no accrued interest had been paid. Interest accrues at an annual rate equal to the prime rate (as announced by CoreStates Bank, N.A. from time to time) plus 1%. Repayment of the note is secured by a pledge of 59,615 shares of Mr. Bufford's Common Stock.


                        REPORT ON EXECUTIVE COMPENSATION

       The Compensation Committee is responsible for ensuring that a proper system of short and long-term compensation is in place to provide performance-oriented incentives to management.

       The Compensation Committee administers the Company's executive compensation program, including determination of salary and bonus compensation for the Chief Executive Officer and the Named Executive Officers and determination of the nature, time and amounts of option grants to such executive officers under the Company's Stock Plans. The Compensation Committee's report for 1997 is as follows:

COMPENSATION POLICY

       Generally, the Company's executive compensation is designed to be competitive with compensation offered by other companies against which the Company competes for executive resources. The executive compensation plans are designed to attract and retain highly qualified executives critical to the Company's long-term success. The Compensation Committee intends for the executive compensation program to satisfy the following guidelines:

       -        Recognize and reward high performance and extraordinary results.
       - Have a portion of total compensation bear a direct relationship to the Company's operating performance and achievement of short-term and long-term goals.
       - Provide opportunity to acquire additional direct ownership in the Company and provide motivation to build shareholder value by aligning executives' interests with shareholder interests.

       Executive compensation is composed of base salary, bonus awards and long-term incentive compensation.



BASE SALARY

       In the case of Messrs. Eaton, Dahl, Fosha and Bufford base salary is paid pursuant to the Employment Agreements or the Lepley Agreement in the case of Mr. Lepley; in the case of all other executive officers, base salary is determined and fixed by management based on the policies of the Compensation Committee. The Employment Agreements require the Compensation Committee to review base salaries of the executives who are parties thereto on May 1 (or January 1 with respect to Mr. Lepley) of each year and provide for an annual increase as determined by the Compensation Committee, but not less than the increase in the Consumer Price Index. The Compensation Committee reviews the individual contributions and performance of each such executive officer and takes into account various qualitative and quantitative factors in determining the increases in base salaries. In particular, the Compensation Committee considers several financial performance measures, including business development, earnings growth and stock price, as well as the individual's work experience, level of responsibility and contribution to the Company's long-term success. The Compensation Committee does not, however, apply any specific quantitative formula in making compensation decisions with respect to base salary, annual bonus awards or long-term incentive compensation.

BONUS AWARDS

       Bonus payments are awarded to the Company's executives at the discretion of the Compensation Committee, which considers the achievement of certain performance targets and new business development.

LONG-TERM INCENTIVE COMPENSATION

       The Company's long-term incentive compensation strategy is focused on the grant or award of (i) options to purchase shares of Common Stock, (ii) stock appreciation rights, (iii) reload options and (iv) restricted stock pursuant to the Stock Plans. Except for grants to Non-Employee Directors pursuant to the 1997 Stock Plan, the Compensation Committee determines who receives grants or awards, the grant or award date, the number of shares subject to the grant or award, the exercise price (based on the closing price of the Common Stock on the date of grant or award), the vesting schedule and other matters as specified in the Stock Plans. The Compensation Committee believes that these grants or awards reward executive officers for their efforts in improving long-term performance of the Common Stock and creating value for the Company's shareholders, thereby aligning the financial interests of such executives with those of the Company's shareholders.

CHIEF EXECUTIVE OFFICER COMPENSATION

       Based on its assessment of the performance of the Company and Mr. Eaton's performance during 1997, the Compensation Committee (composed of Messrs. Paul and Ortenzio for this purpose) increased Mr. Eaton's base salary from $300,000 to $309,000 and granted Mr. Eaton options to purchase 34,385 shares of Common Stock. The Compensation Committee considered the same factors described above in determining Mr. Eaton's base salary for 1997 and the option grant. The Compensation Committee also noted the significant growth in the Company due to the Transitional Merger and the increase in Mr. Eaton's responsibilities related thereto.

SECTION 162(M)

       Section 162(m) of the Internal Revenue Code generally disallows tax deduction by a public company for compensation in excess of $1,000,000 paid to such company's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Compensation Committee intends to attempt to structure future compensation of the Company's Chief Executive Officer and Named Executive Officers so as to preserve the deductibility of such compensation under Section 162(m).


                                     COMPENSATION COMMITTEE

                                     Andrew M. Paul, Chairman
                                     Robert A. Ortenzio
                                     J. Stephen Eaton

       THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE EXCHANGE ACT (TOGETHER, THE "ACTS"), EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.



                          STOCK PRICE PERFORMANCE GRAPH


       The following line graph compares the yearly percentage change in cumulative shareholder return on the Common Stock with (a) the performance of a broad equity market indicator, and (b) the performance of a peer group index. The graph compares the percentage change in the return on the Common Stock since July 2, 1997 with the cumulative total return on the NASDAQ Index and the Peer Group identified by the Company (which group includes Beverly Enterprises, Inc., Genesis Health Ventures Inc., Health Care and Retirement Corp., Integrated Health Services, Inc., Mariner Health Group, Sun Healthcare Group Inc., Vencor Inc., Advocat Inc., Paragon Health Newworks, Harborside Healthcare Corp., National Healthcare L.P., and Manor Care Inc.) over such period. The Peer Group companies include the long-term care organizations most similar to the Company, and most of the other major publicly traded long-term care organizations. The commencement date for this comparison is the date on which the Company's Common Stock was first publicly traded. The stock price performance graph assumes an investment of $100 in the Company on July 2, 1997 and an investment of $100 in the two indexes on July 2, 1997 and further assumes the reinvestment of all dividends. The stock price performance, presented monthly for the period from July 2, 1997 through December 31, 1997 is not necessarily indicative of future results. Information used in this graph was obtained from Zack's Investment Research, a source believed to be reliable, but the Company is not responsible for errors or omissions in such information.

---------------------------------------------------------------------------------------
                  7/2/97       7/97       8/97     9/97    10/97   11/97     12/97
---------------------------------------------------------------------------------------
Centennial                 100      112.13   125.78   143.75   129.69   132.42   142.19
---------------------------------------------------------------------------------------
Nasdaq                     100      110.56   110.39   116.92   110.84   111.39   109.65
---------------------------------------------------------------------------------------
Peer Group                 100       99.02    99.94   105.11    94.32    98.43    97.75
---------------------------------------------------------------------------------------






       THE STOCK PRICE PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE ACTS EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACT.

                                  OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Exchange Act requires executive officers and directors of the Company and persons who beneficially own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission certain reports, and to furnish copies thereof to the Company, with respect to each such person's beneficial ownership of the Company's equity securities. Based solely upon a review of the copies of such reports furnished to the Company and certain representations of such persons, the Company believes that all filings were timely.

ANNUAL REPORT TO SHAREHOLDERS

       The Annual Report of the Company for the year ended December 31, 1997, including audited financial statements, accompanies this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies.

ANNUAL REPORT ON FORM 10-K

       THE COMPANY WILL PROVIDE WITHOUT CHARGE, AT THE WRITTEN REQUEST OF ANY RECORD HOLDER OF COMMON STOCK AS OF THE CLOSE OF BUSINESS ON THE RECORD DATE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT EXHIBITS THERETO. The Company will provide copies of the exhibits, should they be requested by eligible Shareholders, and the Company may impose a reasonable fee for providing such exhibits. Request for copies of the Company's Annual Report on Form 10-K should be mailed to:

                        Centennial HealthCare Corporation
                          400 Perimeter Center Terrace
                                    Suite 650
                             Atlanta, Georgia 30346
                   Attention: Shareholder Relations Department

SHAREHOLDER PROPOSALS

         Any Shareholder proposals intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Company on or before December 26, 1998 to be eligible for inclusion in the Proxy Statement and form of proxy to be distributed by the Board of Directors in connection with such meeting.

OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, should any additional matters come before the Annual Meeting, the enclosed proxy grants discretionary authority to the proxies named therein with respect to any such matters.

EXPENSES OF SOLICITATION

         The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of the Company. The Company also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of the Company's Common Stock.

                                       By Order of the Board of Directors,

                                       /s/ Alan C. Dahl

                                       Alan C. Dahl
                                       Executive Vice President,
                                       Chief Financial Officer and Treasurer
Atlanta, Georgia
April 23, 1998

                                                                        APPENDIX


                        CENTENNIAL HEALTHCARE CORPORATION

            THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                 ANNUAL MEETING OF SHAREHOLDERS ON MAY 21, 1998

           The undersigned hereby appoints Alan C. Dahl and Kent C. Fosha, Sr., and each of them, with full power of substitution and resubstitution, as proxies for and in the name of the undersigned, to vote all shares of common stock of Centennial HealthCare Corporation (the "Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Thursday, May 21, 1998, at 10:00 a.m. local time, at The South Terraces Conference Center Classroom, 115 Perimeter Center Place, Atlanta, Georgia 30346, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS LISTED BELOW.

1. To elect two (2) directors to the Board of Directors to serve until the 2001 Annual Meeting of Shareholders:

                J. Stephen Eaton             Andrew M. Paul

                [ ] FOR ALL NOMINEES         [ ] WITHHOLD AUTHORITY
                    (except as marked to         to vote for all nominees listed
                    the contrary below)

           (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.)

2. To amend the Company's 1997 Stock Plan to increase the number of shares of Common Stock authorized to be issued pursuant to grants under the 1997 Stock Plan from 482,790 shares to 800,000 shares.

                [ ] FOR             [ ] AGAINST          [ ] ABSTAIN

3. To ratify the action of the Board of Directors of the Company appointing Coopers & Lybrand, L.L.P. as the Company's independent auditors for the year ending December 31, 1998.


                [ ] FOR             [ ] AGAINST          [ ] ABSTAIN

                (CONTINUED, AND TO BE SIGNED, ON THE OTHER SIDE)

           THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS ON THE OTHER SIDE.

                                    Date:                                , 1998
                                         --------------------------------


                                    ---------------------------------------
                                                    (Signature)


                                    ---------------------------------------
                                           (Signature if held jointly)


                                    ---------------------------------------
                                       (Title or authority, if applicable)


                                    Please sign exactly as your name or names appear hereon. Where more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.